Exhibit 4.1

July 18, 2025

Advisors Asset Management, Inc.

8100 E. 22nd St. North, Building 800

Suite 102

Wichita, KS 67226

Re: Advisors Disciplined Trust 2287 (the “Fund”)

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-286771 for the above captioned Fund and acknowledge that Capelogic, Inc. is currently acting as the independent pricing agent for the Fund. Subsequently, we hereby consent to the reference of Capelogic, Inc. as independent pricing agent.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

Capelogic, Inc.

By	/s/ SALMAN AHMAD
Salman Ahmad
Treasurer